NEWS RELEASE Release Date: October 26, 2005 at 7:00 a.m. EST

KNBT BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS
AND INCREASED QUARTERLY DIVIDEND

Lehigh Valley, Pennsylvania (October 26, 2005)-KNBT Bancorp, Inc. (NASDAQ/NMS “KNBT”), the holding company for Keystone Nazareth Bank & Trust Company (the “Bank”), today reported net income of $5.3 million for the quarter ended September 30, 2005 as compared to $4.4 million for the quarter ended September 30, 2004, an increase of $859,000 or 19.3%. KNBT also announced earnings for the nine months ended September 30, 2005 of $15.4 million, an increase of $2.5 million or 19.5% over the same period in 2004. Diluted earnings per share increased to $0.18 for the quarter ended September 30, 2005 as compared to $0.15 per share for the same quarter in 2004 while for the nine months ended September 30, 2005, diluted earnings per share increased 20.9% to $0.52 per share as compared to the same period in 2004.

Included in the quarter and nine months ended September 30, 2005 was a $1.1 million non-cash charge to create a valuation allowance related to the impairment of a $5.2 million deferred tax asset recorded when KNBT made a $16.1 million contribution to Keystone Nazareth Charitable Foundation, established in connection with the conversion of the Bank in 2003. As a result of the recently completed acquisitions of Northeast Pennsylvania Financial Corp. (“NEPF”) and Caruso Benefits Group, Inc. (“Caruso”), KNBT acquired a net operating loss carryover from NEPF of approximately $20.0 million and recorded $20.5 million of tax-deductible goodwill in connection with the acquisition of Caruso. The acquisition of these tax benefits was the primary factor in the determination by KNBT that it should record the valuation allowance. The establishment of the valuation allowance reduced diluted earnings per share for the quarter and nine months ended September 30, 2005 by $0.04 per share.

KNBT also announced that the Board of Directors declared a dividend of $0.07 per share payable on December 1, 2005 to shareholders of record on November 14, 2005. The dividend reflects an increase of 16.7% in the dividend rate from KNBT’s previous rate of $0.06 per share.

In addition, during the third quarter of 2005, KNBT repurchased 921,000 shares of common stock at a weighted average cost of $16.47 share. During the quarter, KNBT completed its first stock repurchase program covering 3.1 million shares and commenced its previously announced second stock repurchase program covering 3.2 million shares. As of September 30, 2005, 2,928,183 shares remained to be repurchased pursuant to the second program.

Scott V. Fainor, President and Chief Executive Officer of KNBT stated, “Given the very challenging interest rate environment, we are pleased with our core operating performance as we continued to experience growth in both our net interest income and non-interest income reflecting the beneficial effects of our acquisitions of NEPF and Caruso and growth in our core bank. Furthermore, we are pleased to share our success with our shareholders through our increased dividend. Although the one-time charge to record a valuation allowance for our deferred tax assets reduced diluted earnings per share for the third quarter by $0.04 per share, the charge will be more than offset by the tax benefits obtained in the NEPF and Caruso acquisitions.”

Net Interest Income and Net Interest Margin

Net interest income increased by $4.2 million or 26.1% to $20.2 million for the third quarter of 2005 compared to $16.0 million in the third quarter of 2004. Average interest-earning assets increased by $791.9 million to $2.8 billion for the quarter ended September 30, 2005 compared to $2.0 billion for the quarter ended September 30, 2004. The significant increase reflects both the NEPF acquisition in May 2005 as well as the organic growth of KNBTs franchise.

The net interest margin on a tax-equivalent basis for the quarter ended September 30, 2005 decreased slightly to 2.99% compared to 3.00% for the second quarter of 2005 and 3.34% for third quarter of 2004. The decrease reflected primarily the rise in the cost of deposits, which continued to outpace the upward repricing of interest-earning assets as short-term market rates of interest continued to increase throughout the third quarter of 2005.

KNBT presents its net interest margin on a tax equivalent basis because management believes that presentation of its net interest margin on a tax-equivalent basis provides information that is useful for a proper understanding of the operating results of KNBT’s business. These disclosures should neither be viewed as a substitute for operating results determined in accordance with GAAP nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Without the adjustment for tax-free income, the net interest margin was 2.90%, 2.89% and 3.22% for the quarters ended September 30, 2005, June 30, 2005 and September 30, 2004, respectively.

Provision for Loan Losses and Related Allowance for Loan Losses

The provision for loan losses for the quarter ended September 30, 2005 was $660,000 as compared to $534,000 for the quarter ended June 30, 2005 and $742,000 for the quarter ended September 30, 2004. At September 30, 2005, KNBT’s total non-performing assets amounted to $8.8 million, as compared to $4.5 million at September 30, 2004. The ratio of non-performing loans to total assets was 0.27% at September 30, 2005. At September 30, 2005, KNBT’s $15.8 million allowance for loan losses equaled 187.2% of its non-performing loans and 1.07% of its total loans.

Non-Interest Income and Non-Interest Expense

Non-interest income was $7.8 million for the quarter ended September 30, 2005, an increase of $3.9 million or 102.2% over the amount earned in the comparable period in 2004. Caruso contributed $1.3 million of the increase. Trust and investment services income increased $696,000 reflecting the expanded operations of the Bank’s Trust Department. Other significant increases were $690,000 from Higgins Insurance Services (a subsidiary acquired in the NEPF acquisition) and $1.2 million from deposit service charges. However, security gains declined $68,000 to $270,000 from the third quarter of 2004.

Non-interest expense was $18.4 million for the quarter ended September 30, 2005, an increase of $4.9 million over the same period in 2004. The 36.2% increase was primarily due to staffing costs of $2.5 million and occupancy costs of $594,000 associated with the inclusion of the 17 NEPF branches into the KNBT network and the Caruso acquisition. Included in non-interest expense was $1.6 million in operating expenses for Caruso, KNBT Securities and Higgins Insurance Services.

Balance Sheet Overview

KNBT’s total assets were $3.1 billion at September 30, 2005, essentially unchanged from June 30, 2005, and an increase of $707.3 million from $2.4 billion at December 31, 2004.

As of September 30, 2005, the loan portfolio increased $448.9 million to $1.5 billion, an increase of 44.8%, while deposits increased $457.0 million or 34.5% to $1.8 billion as compared to the levels at December 31, 2004. Advances from the Federal Home Loan Bank (“FHLB”) increased by $153.7 million or 23.3% to $814.4 million at September 30, 2005 from December 31, 2004. The loan and deposit increases were the result of the NEPF acquisition and normal growth, while the increase in FHLB advances was the result of the NEPF acquisition. In addition, during the third quarter of 2005, loans grew at an annualized rate of 9% and deposits grew at an annualized rate of 2%.

KNBT’s total shareholders’ equity increased by $8.6 million to $386.0 million at September 30, 2005 compared to December 31, 2004. The increase was primarily the result of issuing 3.2 million shares of KNBT common stock as part of the NEPF acquisition, combined with KNBT’s net income for the nine months ended September 30, 2005. The increase was partially offset by the repurchase of KNBT common stock at a cost of $52.4 million and by the declaration of cash dividends totaling $5.0 million during the nine months ended September 30, 2005.

About KNBT Bancorp, Inc.

KNBT Bancorp, Inc. is the parent bank holding company for Keystone Nazareth Bank & Trust Company. Keystone Nazareth Bank & Trust Company is a Pennsylvania-chartered savings bank headquartered in Bethlehem, Pennsylvania with 58 branch offices in Lehigh, Northampton, Carbon, Monroe, Luzerne, Columbia and Schuylkill Counties, Pennsylvania.

Website: www.knbt.com

Contacts:

Scott V. Fainor, President and Chief Executive Officer, KNBT Bancorp, Inc. and Keystone
Nazareth Bank & Trust Company, 610-861-5000

Eugene T. Sobol, Senior Executive Vice President, Chief Financial Officer and Treasurer, KNBT Bancorp, Inc. and Keystone Nazareth Bank & Trust Company, 610-861-5000

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to KNBT Bancorp, Inc. (“KNBT” or the “Holding Company”) management’s intentions, plans, beliefs, expectations or opinions or with respect to the operation of the Caruso Benefits Group, Inc. (“Caruso”) and Northeast Pennsylvania Financial Corp. (“NEPF”). These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of KNBT and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) economic and competitive conditions which could affect the volume of loan originations, deposit flows and real estate values; (2) the levels of non-interest income and expense and the amount of loan losses; (3) estimated cost savings from the acquisition of NEPF cannot be fully realized within the expected time frame; (4) revenues following the acquisitions of Caruso and NEPF are lower than expected; (5) competitive pressure among depository institutions increases significantly; (6) costs or difficulties related to the integration of the businesses of NEPF and Caruso into KNBT are greater than expected; (7) changes in the interest rate environment may reduce interest margins; (8) general economic conditions, either nationally or in the markets in which KNBT is doing business, are less favorable than expected; (9) legislation or changes in regulatory requirements adversely affect the business in which KNBT is engaged; (10) other factors discussed in the documents filed by KNBT with the Securities and Exchange Commission (“SEC”) from time to time. Copies of these documents may be obtained from KNBT upon request and without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov. KNBT undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

	KNBT Bancorp, Inc.
	Consolidated Statements of Income
		(unaudited)
		For the Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2005	2005	2005	2004	2004
		(dollars in thousands)
Interest income	$36,445	$31,611	$26,966	$26,973	$24,772
Interest expense	16,283	13,551	10,827	10,476	8,777

Net interest income	20,162	18,060	16,139	16,497	15,995
Provision for loan losses	660	534	734	1,095	742

Net interest income after
provision for loan losses	19,502	17,526	15,405	15,402	15,253
Non-interest income:
Deposit service charges	2,271	2,000	1,654	1,117	1,040
Securities gains, net	270	24	432	46	338
Trust and investment services income	1,200	988	946	712	504
Bank-owned life insurance	782	712	652	661	669
Benefits Group	1,257	1,516	—	—	—
Other	1,983	1,316	758	1,653	1,289

Total non-interest income	7,763	6,556	4,442	4,189	3,840
Non-interest expenses:
Salaries, wages and employee benefits	9,997	9,479	7,848	7,451	7,473
Net occupancy and equipment expense	2,911	2,476	2,113	2,230	2,318
Other	5,470	5,015	3,464	4,000	3,705

Total non-interest expense	18,378	16,970	13,425	13,681	13,496

Income before income taxes	8,887	7,112	6,422	5,910	5,597
Income tax expense	3,581	1,874	1,592	1,174	1,150

Net income	$5,306	$5,238	$4,830	$4,736	$4,447

Per Common Share Data

Weighted Average Common Shares- Diluted	29,734,426	29,630,725	28,537,778	29,077,739	29,285,250
Weighted Average Common Shares- Basic	29,361,314	29,358,352	28,226,035	28,586,796	28,875,080
Net Income Per Share- Diluted	$0.18	$0.18	$0.17	$0.16	$0.15
Net Income Per Share- Basic	$0.18	$0.18	$0.17	$0.17	$0.15
Book Value	$13.27	$13.54	$13.16	$13.33	$13.35

	KNBT Bancorp, Inc.
	Asset Quality
	(unaudited)
		At Period End or
		For the Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2005	2005	2005	2004	2004
		(dollars in thousands)
Non-accruing loans	$6,308	$5,702	$3,768	$4,544	$3,801
Accruing loans 90 days
or more past due	2,108	1,218	292	511	653

Total non-performing loans	8,416	6,920	4,060	5,055	4,454
Other real estate owned	388	319	—	71	32

Total non-performing assets	$8,804	$7,239	$4,060	$5,126	$4,486

Total non-performing loans
as a percentage of loans, net	0.58%	0.49%	0.40%	0.50%	0.45%
Total non-performing loans
as a percentage of total assets	0.27%	0.22%	0.17%	0.21%	0.19%
Total non-performing assets
as a percentage of total assets	0.28%	0.23%	0.17%	0.21%	0.20%
Allowance for loan losses,
beginning of period	$15,760	$10,450	$10,461	$9,905	$9,519
Reserve received in merger	—	5,281	—	—	—
Provision for loan losses	660	534	734	1,095	742
Total charge offs	(729)	(658)	(763)	(559)	(395)
Recoveries on loans previously
charged-off	63	153	18	20	39

Net loans charged off	(666)	(505)	(745)	(539)	(356)

Allowance for loan losses, at
period end	$15,754	$15,760	$10,450	$10,461	$9,905

Allowance for loan losses at period end to:
Average net loans	1.10%	1.31%	1.03%	1.04%	1.01%
Total loans at period end	1.07%	1.10%	1.01%	1.03%	0.99%
Non-performing	187.19%	227.75%	257.39%	206.94%	222.38%

	KNBT Bancorp, Inc.
	(unaudited)
	For the Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Balances (Period End)	2005	2005	2005	2004	2004
		(dollars in thousands)
Assets	$3,122,403	$3,115,556	$2,418,580	$2,415,103	$2,292,382

Earning assets	2,765,409	2,790,393	2,215,130	2,209,612	2,087,615
Investment securities	1,256,913	1,336,343	1,098,243	1,150,151	1,076,178
Loans	1,451,609	1,418,225	1,020,592	1,002,741	996,814
Commercial	506,669	481,540	373,548	355,990	327,688
Mortgage	469,760	461,694	355,884	356,963	380,604
Consumer	490,934	490,751	301,610	300,249	298,427
Less: Reserve for loan loss	(15,754)	(15,760)	(10,450)	(10,461)	(9,905)
Loans held for sale	1,806	2,109	954	718	1,980
Other earning assets	55,081	33,716	95,341	56,002	12,643
Goodwill and other intangible assets	134,420	136,534	51,270	51,818	44,168

Total deposits:	1,780,003	1,769,049	1,344,380	1,323,053	1,286,824
Non-interest bearing deposits	189,323	183,265	129,354	128,498	116,590
Interest bearing checking	235,019	236,012	180,255	180,811	168,348
Money market	324,976	301,765	254,154	241,826	239,815
Savings	279,556	295,905	211,231	210,258	214,315
Certificates of deposit	619,159	618,661	468,101	461,294	446,292
IRA & Koegh	126,970	128,441	101,285	100,366	101,464
Brokered CDs	5,000	5,000	—	—	—

Other borrowings	65,695	72,036	24,496	22,643	20,501
Federal Home Loan Bank	814,408	821,165	646,852	660,674	568,113
Shareholders’ equity	385,982	406,001	368,650	377,354	385,743
		For the Three Months Ended

	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Balances (Daily Average)	2005	2005	2005	2004	2004

		(Dollars in Thousands)
Assets	$3,099,990	$2,764,816	$2,400,263	$2,400,764	$2,206,304

Earning assets	2,780,958	2,496,781	2,197,956	2,193,147	1,989,102
Investment securities	1,302,720	1,210,112	1,126,471	1,151,902	996,775
Loans	1,432,866	1,206,453	1,009,517	1,004,141	982,126
Commercial	491,171	423,911	365,153	352,391	314,880
Mortgage	466,772	404,786	355,885	361,149	382,445
Consumer	490,802	390,708	298,872	300,705	294,442
Less: Reserve for loan loss	(15,879)	(12,953)	(10,393)	(10,105)	(9,641)
Loans held for sale	1,358	707	1,425	386	929
Other earning assets	44,014	79,509	60,543	36,718	9,272
Goodwill and other intangible assets	134,620	103,505	51,866	44,265	44,659

Total deposits:	1,755,257	1,542,357	1,322,272	1,318,604	1,299,164
Non-interest bearing deposits	182,745	149,867	123,805	123,830	119,156
Interest bearing checking	233,442	207,076	176,622	174,712	174,871
Money market	297,635	276,281	247,648	253,298	250,345
Savings	289,644	252,721	209,538	212,964	220,901
Certificates of deposit	619,572	539,286	463,777	452,815	432,307
IRA & Koegh	127,219	113,669	100,882	100,985	101,584
Brokered CDs	5,000	3,457	—	—	—

Other borrowings	109,199	43,754	18,732	18,115	24,739
Federal Home Loan Bank	783,036	749,132	651,901	648,902	472,495
Shareholders’ equity	400,508	391,792	377,925	382,811	380,437
		For the Three Months Ended

	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Ratios	2005	2005	2005	2004	2004

Return on average equity	5.30%	5.35%	5.11%	4.95%	4.68%
Return on average assets	0.68%	0.76%	0.80%	0.79%	0.81%
Net interest margin	2.99%	3.00%	3.05%	3.12%	3.34%
Efficiency ratio	63.52%	66.18%	62.32%	63.19%	64.97%
Shareholders’ equity to total assets	12.36%	13.03%	15.24%	15.62%	16.83%
Tangible equity to total assets	8.25%	8.91%	13.03%	13.77%	14.89%

	KNBT Bancorp, Inc.
	Consolidated Statements of Income
	(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(dollars in thousands, except per share data)
Interest Income	$36,444	$24,772	$95,022	$70,318
Interest Expense	16,282	8,777	40,661	22,970

Net Interest Income	20,162	15,995	54,361	47,348
Provision for Loan Losses	660	742	1,928	3,213

Net Interest Income After
Provision for Loan Losses	19,502	15,253	52,433	44,135
Deposit Service Charges	2,271	1,040	5,925	3,360
Securities gains, net	270	338	726	350
Trust and Investment Services Income	1,200	504	3,134	1,506
Bank-Owned Life Insurance	784	669	2,146	1,991
Benefits Group	1,255	—	2,773	—
Other Income	1,983	1,289	4,057	4,038

Total Other Operating Income	7,763	3,840	18,761	11,245
Salaries, Wages and Employee Benefits	9,998	7,473	27,324	22,027
Net occupancy and equipment expense	2,912	2,318	7,500	6,105
Other Expenses	5,468	3,705	13,949	10,886

Total Other Operating Expenses	18,378	13,496	48,773	39,018

Income Before Income Taxes	8,887	5,597	22,421	16,362
Income Tax Expense	3,581	1,150	7,047	3,492

Net Income	$5,306	$4,447	$15,374	$12,870

Net Income Per Share- Diluted	$0.18	$0.15	$0.52	$0.43
Net Income Per Share- Basic	$0.18	$0.15	$0.53	$0.44